EMPLOYMENT AGREEMENT



          AGREEMENT, made December 20, 1995, by and between FINANCIAL SECURITY ASSURANCE HOLDINGS LTD., a New York corporation (the "Company") and MICHAEL DJORDJEVICH (the "Executive").

                                    RECITALS
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          WHEREAS, the Company, FSACG Inc. and Capital Guaranty Corporation
("Capital") have entered into a merger agreement dated as of August 18, 1995 (the "Merger Agreement") pursuant to which a merger Capital shall become a wholly owned subsidiary of the Company;

          WHEREAS, Executive is currently the Chairman and Chief Executive Officer of Capital;

          WHEREAS, the Company desires that Executive serve as the Vice Chairman of the Company and desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement;

          WHEREAS, Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth; NOW, THEREFORE, the parties hereto agree as follows:

          1. Employment.
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          1.1 Position. Subject to the terms and conditions of this Agreement,
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the Company agrees to employ Executive during the term hereof as its sole Vice
Chairman, and Executive hereby accepts employment as the sole Vice Chairman of the Company, and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such


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duties and exercise such powers, commensurate with his position, as the Vice
Chairman as the Board of Directors of the Company (the "Board") shall from time to time delegate to him.

          1.2 Directorship. Executive shall be nominated to serve on, and the
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Company shall make its best efforts to assure his election to, the Company's
Board in accordance with the provisions of Section 5.6 of the Merger Agreement. As a member of the Company's Board, Executive shall serve as Chairman of the Finance Committee of the Board and as a member of the Underwriting Committee of the Board. Executive shall also be a member of the Office of the Chairman.

          2. Term of Employment. Executive's term of employment under this
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Agreement shall commence upon the day (the "Commencement Date") following closing date of the Merger (the "Closing Date") and, subject to the terms hereof, shall terminate on the earlier of (i) December 31, 1996 or (ii) termination of Executive's employment pursuant to this Agreement (alternatively, the "Termination Date").

          3. Compensation.
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          3.1 Salary. The Company shall pay Executive a base salary ("Base
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Salary") at an annual rate of $425,000. Executive shall be entitled to a salary increase on November 1, 1996, which shall be no less than the average rate of salary increase for the top five executives of the Company (other than the Executive) for the last preceding fiscal year. Base Salary shall be payable in equal periodic installments in accordance with the ordinary payroll practices of the Company.

          3.2 Annual Bonus. The Company shall pay to Executive an incentive
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bonus ("Bonus"), with respect to the fiscal year ending December 31, 1996. The
Bonus in respect of fiscal year 1996 shall be one of the top five bonuses paid in such year by the Company or any of its subsidiaries, and in no event shall be less than $200,000. The Bonus for each fiscal year shall be paid in cash when bonuses are paid generally to other senior executives of the Company;

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provided, however, that the Bonus in respect of fiscal year 1996 shall be paid
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no later than thirty days after the expiration of the Term.

          4. Stock Options and Other Equity Awards.
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          4.1 Assumed Options. On the Closing Date, Executive's options with
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respect to shares of common stock of Capital shall be converted to options to acquire stock of the Company ("Assumed Options") on the basis set forth in
Section 1(b)(i) of Exhibit C to the Merger Agreement. Assumed Options held by Executive shall vest in equal installments over a twelve-month period commencing on the Commencement Date.

          4.2 Other Equity Awards. With respect to fiscal year 1996 of the
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Company, Executive shall be entitled to receive equity awards on the same basis and at the same times as other senior executives of the Company; provided, that in no event shall Executive be granted fewer equity awards than the average number of equity awards granted to the top five executives of the Company (other than the Executive) in such fiscal year (the "Average Grant"), except that in the event that senior executives of the Company are granted equity awards in fiscal year 1996 with performance or vesting periods in excess of one year, Executive's grant with respect to such awards may be adjusted by multiplying the Average Grant by a fraction the numerator of which is 1 and the denominator of which is the number of years with respect to which the Average Grant is made. Executive's grant of such an equity award shall fully vest no later than December 31, 1996.

          5. Employee Benefits.
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          5.1 Employee Benefit Programs, Plans and Practices. During the term of
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his employment hereunder, Executive shall be eligible to participate in all employee benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives.
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          5.2 Vacation and Fringe Benefits. Executive shall be entitled to no
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less than the number of paid vacation days customarily accorded senior executives of the Company in each calendar year. In addition, Executive shall be entitled to the perquisites and other fringe benefits generally made available to all members of the Management Committee of the Company.

          5.3 Directors' and Officers Insurance. During the term of this
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Agreement, the Company shall keep in effect a standard policy of directors' and officers' liability insurance for officers and directors of the Company, which shall cover Executive in such capacity, with coverage levels no less than the levels in effect on the Commencement Date.

          6. Expenses. Executive is authorized to incur reasonable expenses in
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carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

          7. Offices. Executive shall be based in San Francisco, California
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where his principal services for the Company shall be performed. The Company shall maintain an office commensurate with Executive's position with full-time secretarial assistance in San Francisco. In addition, the Company shall provide Executive with a secondary office on the executive floor of the Company's offices in New York, New York with accommodations consistent with Executive's status and duties with the Company. Executive shall travel as reasonably required consistent with the provisions of this Section 7.

          8. Termination of Employment.
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          8.1 Termination Without Cause or for Good Reason. (a) If Executive's
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employment is terminated by the Company without Cause, or if Executive terminates his employment for Good Reason, Executive shall be entitled to receive (i) a severance payment (the "Severance Payment") in an amount equal to the sum of (A) Executive's annual Base Salary as in


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effect on the Date of Termination and (B) an amount equal to the executive's
Bonus for the fiscal year preceding Executive's termination, multiplied by a fraction, the numerator of which is the number of days elapsed in the Company's fiscal year on the date of Executive's termination and the denominator of which is 365, (ii) a payment in respect of accrued but unused vacation days (the "Vacation Payment") and (iii) compensation earned but not yet paid (including any Bonus payments) (the "Compensation Payment"). In addition, the Company shall provide Executive, for a period of one year following Executive's termination, with all welfare benefits to which Executive provided to Executive under Section
5.1 hereof on the same terms and conditions as such benefits were provided to Executive on the day prior to Executive's date of termination.

          (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

          (i) the assignment to Executive by the Company of duties materially inconsistent with his position, duties, responsibilities, titles or offices as set forth in Section 1 hereof;

          (ii) the removal from or the failure to be elected to and to continue in the positions set forth in Section 1.2 hereof;

          (iii) the failure of the Company to perform any of its other obligations under this Agreement; or

          (iv) a relocation of Executive's principal office to a location outside of a radius of 30 miles from its location on the date of this Agreement.

          (c) For purposes of this Agreement, "Cause" shall mean gross misconduct by the Executive in the performance of his duties and responsibilities under this Agreement.

          8.2 Permanent Disability. If the Executive becomes disabled to an
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extent which would entitle him to long term benefits under the Company's long-term disability benefit plans applicable to senior executive officers as in effect on the date hereof) ("Permanent Disability"), the Company or Executive may terminate Executive's employment and Executive shall be entitled to the following:

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          (i)       the Bonus in respect of the fiscal year in which his
                    termination occurs, prorated by a fraction, the numerator of which is the number of days elapsed in the Company's fiscal year on the date of Executive's termination and the denominator of which is 365;

          (ii)      the Vacation Payment and the Compensation Payment; and

          (iii) such payments under applicable plans or programs, including but not limited to those referred to in Section 5.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.

          8.3 Death. In the event of the termination of Executive's employment
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due to death during the term hereof, Executive's estate or designated beneficiaries shall be entitled to the payments and benefits enumerated in
Section 8.2(i)-(iii) hereof.

          8.4 Voluntary Termination by Executive; Discharge for Cause. (a) In
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the event that Executive's employment is terminated (i) by the Company for Cause or (ii) by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability or death, prior to the Termination Date (a "Voluntary Termination"), Executive shall be entitled to receive the Compensation Payment and the Vacation Payment. In addition, in the event of a Voluntary Termination, Executive shall also be entitled to a severance payment in an amount equal to the sum of (i) one-half of Executive's annual base Salary as in effect on Executive's date of termination and (ii) an amount equal to the Executive's Bonus for the fiscal year preceding Executive's termination, multiplied by a fraction, the numerator of which is the number of days elapsed in the Company's fiscal year on the date of Executive's termination and the denominator of which is 365.

          (b) Termination of Executive by the Company for Cause shall be made by delivery to Executive of a notice from the Chairman of the Company setting forth in reasonable detail the basis for such termination.

          8.5 Termination After Expiration of Term. If after the expiration of
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the term of this Agreement, the Company terminates Executive's employment without Cause or Executive


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terminates his employment for Good Reason, Executive shall be entitled to a severance payment in an amount equal to Executive's annual Base Salary as in effect on the date of Executive's termination. In addition, the Company shall provide Executive, for a period of one year following Executive's termination, with all welfare benefits to which Executive provided to Executive under Section
5.1 hereof on the same terms and conditions as such benefits were provided to Executive on the day prior to Executive's date of termination.

          8.6 Timing of Payments. All payments hereunder in respect of
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Executive's termination (including, without limitation, the Severance Payment, the Vacation Payment and the Compensation Payment) shall be paid by the Company to Executive within 30 days after the termination of Executive's employment. All amounts due to Executive under any provision of this Section 8 shall only be payable upon Executive's execution of the standard form of waiver and termination agreement of the Company.

          8.7 Offset for Other Severance Payments. The amount of any payment due
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to Executive under any provision of this Section 8 shall be reduced by the amount of any severance payment made to Executive under any severance plan or program of the Company.

          9. Notices. All notices or communications hereunder shall be in
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writing, addressed as follows:



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                  To the Company:

                           Bruce E. Stern
                           Financial Security Assurance Holdings Ltd.
                           350 Park Avenue
                           New York, New York 10022

                  To Executive:

                           Michael Djordjevich
                           74 Arguello Circle
                           San Rafael, California 94901

                  with a copy to:

                           Kenneth C. Edgar, Jr.
                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017


Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

          10. Separability; Legal Fees. If any provision of this Agreement shall
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be declared to be invalid or unenforceable by a court of competent jurisdiction, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

          11. Assignment. This contract shall be binding upon and inure to the
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benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except for payments due under Section 8.3, which may


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be transferred by will or by operation of the laws of intestate succession)
or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

          12. Amendment. This Agreement may only be amended by written agreement
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of the parties hereto.

          13. Nondisclosure of Confidential Information. (a) Executive shall
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not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 13(a), "Confidential Information" shall mean non-public information concerning the Company's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its affiliates or its customers, that is not otherwise available to the public.

          (b) Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.


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          14. Limitation on Payments. If any amount payable to Executive
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pursuant to the Agreement or any other payment, which is deemed to constitute a
"parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), would result in the imposition on Executive of an excise tax under Section 4999 of the Code the amounts payable under paragraph 8 hereof shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax; but such amounts shall be reduced only if, by reason of such reduction, the Net After Tax Benefit (as hereinafter defined) for Executive shall exceed the Net After Tax Benefit if such reduction were not made. The foregoing calculations shall be made, at the Company's expense. Net After Tax Benefit means the sum of (i) the total amounts payable to Executive under the Agreement, plus (ii) all other payments and benefits which Executive receives or is entitled to receive from the Company that would constitute a Parachute Payment, less (iii) the amount of federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid Executive, less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

          15. Beneficiaries; References. Executive shall be entitled to select
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(and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          16. Survivorship. The respective rights and obligations of the parties
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hereunder shall survive any termination of this Agreement to the extent necessary to the intended

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preservation of such rights and obligations. The provisions of this Section 16 are in addition to the survivorship provisions of any other section of this Agreement.

          17. Governing Law. This Agreement shall be construed, interpreted and
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governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

          18. Withholding. The Company shall be entitled to withhold from
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payment any amount of withholding required by law.

          19. Counterparts. This Agreement may be executed in two or more
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counterparts, each of which will be deemed an original.


                                 FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.


                                 By  /s/  Robert P. Cochran
                                   Name:  Robert P. Cochran
                                   Title:    President and Chief Executive
                                             Officer


                                     /s/ Michael Djordjevich
                                   MICHAEL DJORDJEVICH